Exhibit 12



                              AMENDED AND RESTATED

                               SOUTH TEXAS PROJECT

                             PARTICIPATION AGREEMENT

                                     BETWEEN

                               CITY OF SAN ANTONIO

                         CENTRAL POWER AND LIGHT COMPANY

                        HOUSTON LIGHTING & POWER COMPANY

                                 CITY OF AUSTIN

                         EFFECTIVE AS OF _______________





















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                                TABLE OF CONTENTS

                                                                         Page

1.       PARTIES.........................................................  1

2.       RECITALS........................................................  1

3.       AGREEMENT.......................................................  2

4.       DEFINITIONS.....................................................  2

5.       OWNERSHIP OF SOUTH TEXAS PROJECT................................ 10

6.       ADDITION OF GENERATING UNITS.................................... 11

7.       GENERATING CAPACITY AND ENERGY ENTITLEMENT...................... 15

8.       DELIVERY AND TRANSMISSION....................................... 16

9.       ADMINISTRATION.................................................. 18

10.      OPERATION AND DECOMMISSIONING................................... 21

11.      REPLACEMENT OF OPCO............................................. 22

12.  PROJECT COSTS....................................................... 22

13.      ADVANCEMENT OF FUNDS............................................ 23

14.      TAXES........................................................... 23

15.      WAIVER OF RIGHT TO PARTITION.................................... 24

16.      MORTGAGE AND TRANSFER OF INTEREST............................... 25

17.      RIGHT OF FIRST REFUSAL.......................................... 28

18.      DESTRUCTION OR ABANDONMENT...................................... 33

19.      PROJECT INSURANCE............................................... 36

20.      LIABILITY OF PARTICIPANTS TO EACH OTHER......................... 37

21.      PAYMENT DEFAULT................................................. 41

22.      SOURCE OF PAYMENTS BY SAN ANTONIO............................... 43

23.      SOURCE OF PAYMENTS BY AUSTIN.................................... 44

24.      CONTINUING RESPONSIBILITY OF OPCO............................... 46

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25.      RELATIONSHIP OF PARTICIPANTS................................... 46

26.      FORCE MAJEURE.................................................. 48

27.      GOVERNING LAW.................................................. 49

28.      BINDING OBLIGATIONS............................................ 49

29.      AMENDMENT OF THIS RESTATED AGREEMENT........................... 51

30.      TERM........................................................... 51

31.      INTERESTS ACQUIRED IN THE NAME OF AN INDIVIDUAL
         PARTICIPANT.................................................... 51

32.      NOTICES........................................................ 51

33.      MISCELLANEOUS PROVISIONS....................................... 52

         Exhibit A: Common Station Facilities........................... 55
         Exhibit B: South Texas Plant Site.............................. 56
         Exhibit B-1: Railroad Strip.................................... 57

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        AMENDED AND RESTATED SOUTH TEXAS PROJECT PARTICIPATION AGREEMENT

1. PARTIES: The parties to this amended and restated agreement (this " Restated Agreement") are: CITY OF SAN ANTONIO, acting through the City Public Service Board of San Antonio, hereinafter referred to as "San Antonio"; CENTRAL POWER AND LIGHT COMPANY, a Texas corporation, hereinafter referred to as "Central"; HOUSTON LIGHTING & POWER COMPANY, a Texas corporation, hereinafter referred to as "Houston"; and the CITY OF AUSTIN, hereinafter referred to as "Austin". 2.
RECITALS: The parties have heretofore jointly licensed and constructed two nuclear-fueled electric generation facilities known as the South Texas Project which are currently operated for the production of electric power and energy taken by each Participant in proportion to its ownership interest in such facilities. Such jointly owned facilities were licensed and constructed and currently are operated under the terms of the Participation Agreement, dated as of July 1, 1973, as amended by three amendments thereto (which Participation Agreement, as so amended, is hereinafter referred to as the "Prior Agreement"). The parties now desire to amend and restate the Prior Agreement in order (i) to provide for the continued operation and maintenance of the said generating facilities by STP Nuclear Operating Company ("OPCO") acting pursuant to the South Texas Project Operating Agreement, dated effective as of the Effective Date, (the "Operating Agreement") (ii) to relieve Houston and Central of their respective


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rights and obligations as Project Managers under provisions of the
Prior Agreement, (iii) to amend and restate the terms of the Prior
Agreement in other respects and (iv) to terminate the Prior
Agreement as of the Effective Date.
3. AGREEMENT: In consideration of the mutual covenants herein, the parties agree as follows:
4. DEFINITIONS: The following terms, when used herein, shall have the meanings specified:
         4.1 ADDITIONAL GENERATING UNIT: The third or any subsequent nuclear electric generating unit to be located on the South Texas Plant Site.
         4.2   CAPACITY:  Electrical rating expressed in megawatts
(mw) or megavolt-amperes (mva) and based on manufacturer's nameplate electrical ratings where available.
         4.3 CAPITAL ADDITIONS: Any Units of Property, land or interests in land which are added to the South Texas Project and which are not in substitution for any existing Units of Property, land or interests in land constituting a part of the South Texas Project, and which in accordance with accounting practice should be capitalized.
         4.4   CAPITAL BETTERMENTS:  Any improvements to the South
Texas Project, including any enlargement or improvement of any Units of Property constituting a part of the South Texas Project or the substitution therefor, where such substitution constitutes an enlargement or improvement as compared with that for which it is

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substituted, and which in accordance with accounting practice should be capitalized.
         4.5   CAPITAL IMPROVEMENTS:  All of any Capital Additions,
Capital Betterments, or Capital Replacements.
          4.6 CAPITAL REPLACEMENTS: The substitution of any Units of Property for other Units of Property constituting a part of the South Texas Project, where such substitution does not constitute an enlargement or improvement of that for which it is substituted, and which in accordance with accounting practice should be capitalized.
         4.7   COMMON STATION FACILITIES:  Those components of the
South Texas Project identified in Exhibit A as being for the common use of all units now or hereafter comprising the South Texas
Project.
         4.8 CONSTRUCTION POWER LINE: A 138 KV line located within the Transmission Corridor.
         4.9 CONSTRUCTION WORK: Design, construction, repair, replacement and reconstruction of Capital Improvements to the South Texas Project, and the decommissioning, dismantling, removal and final disposition of all components of the South Texas Project, including, but not by way of limitation, all related engineering, design, contract preparation, purchasing, supervision, expediting, inspection, accounting, testing, management and protection.
         4.10 CONSTRUCTION WORK LIABILITY: Liability of OPCO or one or more Participants for damage suffered by anyone other than a Participant which arises out of Construction Work and is not

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discharged by Project Insurance, and is not the result of Willful
Action.
         4.11  COSTS OF OPERATION:  Includes all Costs of Operation as
defined in the Operating Agreement.
         4.12  EFFECTIVE DATE:           [DATE]                    .
         4.13  ENERGY:  Kilowatt-hours (kwh).
         4.14 GENERATION ENTITLEMENT SHARE: The percentage entitlement of each Participant in a particular Generating Unit of the South Texas Project. Each Participant's percentage entitlement shall be equal to such Participant's percentage ownership in the particular Unit at the applicable time as contemplated by this Restated Agreement.
         4.15 GENERATING UNIT or UNIT: An electric generating unit, including the components thereof (nuclear steam supply system, turbine and generator including step-up transformers and other associated equipment), located on the South Texas Plant Site. A Generating Unit does not include Common Station Facilities but does include that portion of the South Texas Plant Site allocated thereto in Exhibit B hereto, and in the case of an Additional Generating Unit, that portion selected by the Participant proposing the Additional Generating Unit and approved by the Owners Committee.
         4.16 NET EFFECTIVE GENERATING CAPABILITY: The maximum continuous ability of each Generating Unit to produce power

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measured at the high voltage terminals of the generator step-up transformers.
         4.17 NRC OR NUCLEAR REGULATORY COMMISSION: The United States Nuclear Regulatory Commission or its predecessor, the Atomic Energy Commission, or any successor having responsibility for the administration of the licensing and regulation of the operation of nuclear utilization facilities under the Atomic Energy Act of 1954 and any amendments thereto.
         4.18 NUCLEAR FUEL: Any source, special nuclear or by- product material as defined in the Atomic Energy Act of 1954 and any amendments thereto, including any ores, mined or unmined, uranium concentrates, natural or enriched uranium hexafluoride, or any other material in process containing uranium, and any fuel assemblies or parts thereof, which are required for the generation of electricity at South Texas Project.
         4.19 OPCO: STP Nuclear Operating Company, a Texas non-profit corporation formed by the Participants for the purposes described in Section
10.1 of this Restated Agreement.
         4.20 OPERATING AGREEMENT: The Operating Agreement dated effective as of the Effective Date, by and among the Participants and OPCO, as the same may be amended from time to time.
         4.21 OWNERS COMMITTEE: The committee established pursuant to Section 9.1 hereof composed of representatives of each Participant.

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         4.22  PARTICIPANT: A party hereto or other entity acquiring an interest in the South Texas Project in accordance with this Restated Agreement.
         4.23 PLANT OWNERSHIP INTEREST: The percentage interest of the Participants in the South Texas Project. Each Participant's percentage interest shall be equal to such Participant's ownership in the Common Station Facilities at the applicable time as contemplated by this Restated Agreement.
         4.24  POWER:  Kilowatts (kw) or megawatts (mw).
         4.25 PRECONSTRUCTION WORK: Environmental impact studies, safety analyses, site evaluation, licensing of the South Texas Project and acquisition of the South Texas Plant Site, but excluding all Construction Work and all Station Work.
         4.26 PRECONSTRUCTION WORK LIABILITY: Liability of OPCO or one or more Participants for damage suffered by anyone other than a Participant which arises out of Preconstruction Work, and is not discharged by Project Insurance, and is not the result of Willful
Action.
         4.27 PROJECT COSTS: The costs of possessing, using, maintaining, repairing, improving, operating, decontaminating and decommissioning the South Texas Project which include (a) all Costs of Operation as defined in the Operating Agreement; (b) all payments made to and expenses incurred by a Participant pursuant to an agreement executed by each of the Participants which designates such payments and expenses as Project Costs; and (c) costs of

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jointly acquiring and disposing of Nuclear Fuel whether by OPCO or as otherwise directed by the Owners Committee but excluding the Spent Fuel Disposal Fee.
         4.28 PROJECT INSURANCE: Policies of insurance to be procured and maintained in accordance with Section 19 of this Restated Agreement.
         4.29 RAILROAD STRIP: A strip of land approximately 80 feet wide, extending northerly from the South Texas Plant Site and being generally depicted in Exhibit B-1 hereto.
         4.30  SOUTH TEXAS PLANT SITE:  A parcel of land in Matagorda
County, Texas, consisting of approximately 11,000 acres and being generally depicted on Exhibit B hereto.
         4.31 SOUTH TEXAS PROJECT: The South Texas Plant Site and the two existing nuclear steam electric generating units situated thereon, each having a Capacity of approximately 1250 mw and all interests in property, facilities and structures used therewith or related thereto on or adjacent to the South Texas Plant Site. The South Texas Project is generally described in Exhibit A hereto. Said definition shall also include any Additional Generating Unit located on the South Texas Plant Site pursuant to this Restated Agreement and all interests in property, facilities and structures used therewith or related thereto on or adjacent to the South Texas Plant Site.

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         4.32  SPENT FUEL DISPOSAL FEE: The fee imposed by the Department of
Energy on nuclear reactor owner licensees in connection with the disposition of spent fuel. The fee is assessed on the basis of Energy produced by a nuclear reactor in accordance with rules established by the Department of Energy or its successor. The term "Spent Fuel Disposal Fee" shall also be deemed to include any other fee levied now or hereafter by any governmental entity for any purpose related to the South Texas Project against nuclear reactor owner licensees unless such fee is assessed on a basis that, when compared to the aggregate fee for all Participants, equates to each Participant's Generation Entitlement Share, if any, in the applicable nuclear reactor.
         4.33 STATION WORK: Operation, maintenance, use or repair of the South Texas Project including, though not by limitation, all related engineering, contract preparation, purchasing, supervision, expediting, inspection, accounting, testing, management and protection.
         4.34 STATION WORK LIABILITY: Liability of OPCO or one or more Participants for damage suffered by anyone other than a Participant which arises out of Station Work and is not discharged by Project Insurance, and is not the result of Willful Action.
         4.35 TRANSMISSION CORRIDOR: A strip of land 400 feet wide and approximately 6 miles long, plus a continuing strip of land 340 feet wide and approximately 13 miles long, extending northwesterly

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from the South Texas Plant Site and being generally depicted in Exhibit B-1 hereto.
         4.36 UNITS OF PROPERTY: Units of property as described in the Federal Energy Regulatory Commission's list of "Units of Property for Use in Accounting for Additions and Retirements of Electric Plant", 18 CFR Part 116 as in effect from time to time.
         4.37  WILLFUL ACTION:
                      4.37.1 Action taken or not taken by a Participant at the direction of its governing body or board (that is, its managing Board or governing body in the case of San Antonio and Austin, or its Board of Directors in the case of Central or Houston), which action is knowingly or intentionally taken or not taken with intent to cause injury or damage to another.
                      4.37.2 Action taken or not taken by an employee of a Participant, which action is intentionally taken or not taken with intent to cause injury or damage to another and which action or non-action is subsequently ratified by the Participant employing such employee at the direction of its said governing body or board.
                      4.37.3 Willful Action does not include intentional acts or omissions of a Participant for which a Participant is legally responsible solely because of the master-servant relationship between such Participant and its employees.

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     5.  OWNERSHIP OF  SOUTH TEXAS PROJECT:
         5.1 The Participants have acquired and, subject to adjustments as provided herein, own the South Texas Plant Site, Railroad Strip and Common Station Facilities as tenants in common, as follows:

              San Antonio owns an undivided 28.0 percent interest therein;

              Central owns an undivided 25.2 percent interest therein;

              Houston owns an undivided 30.8 percent interest therein; and

              Austin owns an undivided 16.0 percent interest therein.

         5.2 The Participants have acquired and own the first two Generating Units located on the South Texas Plant Site as tenants in common, as follows:

              San Antonio owns an undivided 28.0 percent interest therein;

              Central owns an undivided 25.2 percent interest therein;

              Houston owns an undivided 30.8 percent interest therein; and

              Austin owns an undivided 16.0 percent interest therein.

         5.3  The Participants have acquired and own:

              5.3.1 The 400 foot wide section of the Transmission Corridor as tenants in common, as follows:

              San Antonio owns an undivided 36.5 percent interest therein;

              Central owns an undivided 21.5 percent interest therein;


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              Houston owns an undivided 23.2 percent interest therein; and,

              Austin owns an undivided 18.8 percent interest therein.

              5.3.2 The 340 foot wide section of the Transmission Corridor as tenants in common, as follows:

              San Antonio owns an undivided 38.0 percent interest therein;

              Central owns an undivided 20.9 percent interest therein;

              Houston owns an undivided 21.8 percent interest therein;

                      Austin owns an undivided 19.3 percent interest therein.

6.       ADDITION OF GENERATING UNITS:
         6.1 Any Participant may propose the construction of an Additional Generating Unit by written notice to all other
Participants setting forth:
                      6.1.1 A general description of the proposed Additional Generating Unit and of proposed Capital Additions and Capital Betterments to the existing Common Station Facilities, all in the same form and detail as South Texas Generating Station Units Nos. 1 and 2 are shown in Exhibit A to this Restated Agreement, identifying all Common Station Facilities proposed for use in connection with the proposed Additional Generating Unit or with respect to which Capital Additions or Capital Betterments are proposed.

                      6.1.2 A plat of the South Texas Plant site depicting the location of the proposed Additional Generating Unit.

                      6.1.3 An estimate of the respective costs (all prospective Preconstruction Work and all Construction Work required) of the proposed Additional Generating Unit, Capital Additions and Capital Betterments, all in reasonable detail.

                      6.1.4 A description of the entities which would plan, design, license, construct and operate the proposed

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         Additional Generating Unit and the arrangements pursuant to which this work would be performed.
         6.2 Within forty-five (45) days after service of the written notice given pursuant to Section 6.1 hereof, the proposing Participant shall furnish to each other Participant a statement, in reasonable detail, of all actual costs (without depreciation) of the South Texas Plant Site, the Railroad Strip, and all Preconstruction Work and Construction Work attributable to the Common Station Facilities.
         6.3 Each Participant may elect to participate in the proposed Additional Generating Unit, Capital Additions and Capital Betterments to the extent of its Plant Ownership Interest by written election served upon each of the other Participants within three (3) months after service of the written notice given pursuant to Section 6.1 hereof. Failure of a Participant to exercise said election as provided in this Section 6.3 within the time period specified shall be conclusively deemed to be an election not to participate.
         6.4 Subject to any limitations or conditions imposed by any court or other governmental authority having jurisdiction over the licensing of the South Texas Project or the proposed Additional Generating Unit, should all of the Participants served with a written notice as provided in Section 6.1 hereof elect to participate in the proposed Additional Generating Unit, the proposed Additional Generating Unit, Capital Additions and Capital

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Betterments shall be planned, licensed, constructed, operated and maintained in accordance with the provisions of this Restated Agreement, shall be owned (subject to adjustments as provided herein) by the Participants in proportion to their Plant Ownership Interests, and shall become a part of the South Texas Project.
         6.5 Subject to any limitations or conditions imposed by any court or other governmental authority having jurisdiction over the licensing of the South Texas Project or the proposed Additional Generating Unit, should any one or more, but less than all, of the Participants served with a written notice as provided in Section 6.1 hereof elect to participate in the proposed Additional Generating Unit and should the Participants desiring to participate in the Additional Generating Unit own in excess of fifty (50) percent of the total Plant Ownership Interest in the South Texas Project, the Participants desiring to participate in the proposed Additional Generating Unit, Capital Additions and Capital Betterments shall have the right to own and shall endeavor to obtain the necessary permits and licenses and shall construct, operate and maintain the Additional Generating Unit, Capital Additions and Capital Betterments proposed pursuant to Section 6.1 hereof on the following basis:
                      6.5.1 The Additional Generating Unit shall be acquired, constructed and owned by and at the sole cost, risk and expense of the Participants proposing the Additional Generating Unit or electing to participate therein in the proportion that the Plant Ownership Interest of each of said Participants bears to the Plant Ownership Interest of all of said Participants or as otherwise agreed between said

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         Participants and shall be operated,  maintained and  decommissioned by
         OPCO pursuant to this Restated Agreement and the Operating Agreement.
                      6.5.2 Within two (2) months after the proposing Participant has determined the actual costs of the Capital Additions and Capital Betterments to the previously existing Common Station Facilities undertaken in conjunction with the Additional Generating Unit, the proposing Participant shall furnish to each other Participant a statement, supplemental to the statement furnished pursuant to
         Section 6.2 hereof, setting forth the costs shown in the statement furnished pursuant to Section 6.2 hereof and the actual costs of said Capital Additions and Capital Betterments. Within one (1) month after receiving the statement called for in this Section 6.5.2, the Participants participating in the Additional Generating Unit shall make a cash payment to all Participants equal to the amount, if any, by which: (i) the product of the total costs shown in the statement called for in this Section 6.5.2 times a fraction, the numerator of which is the nameplate rating of the Additional Generating Unit and the denominator of which is the sum of the nameplate ratings of all completed Generating Units in the South Texas Project plus the Additional Generating Unit; exceeds (ii) the actual costs of said Capital Additions and Capital Betterments. Thereafter the South Texas Plant Site (exclusive of the portions thereof allocated to all Generating Units theretofore agreed upon or permitted under this Restated Agreement or allocated to the Additional Generating Unit), the Railroad Strip and the Common Station Facilities shall be owned by the Participants, as tenants in common, in the proportion that the sum of the interests of each Participant in all Generating Units (including the Additional Generating Unit) bears to the sum of the interests of all Participants in all Generating Units (including the Additional Generating Unit) and appropriate transfers of interests shall be made. Said payment shall be borne by each Participant participating in the Additional Generating Unit in the proportion that the interest of each Participant so participating bears to the interest of all Participants so participating and shall be paid to each Participant in the proportion of its Plant Ownership Interest immediately prior to such payment.

                      6.5.3 The Participants proposing the Additional Generating Unit and the Capital Additions and Capital Betterments to existing Common Station Facilities and electing to participate therein shall bear the costs of Preconstruction Work and Construction Work of the Additional Generating Unit and of said Capital Additions and Capital Betterments and

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         Project Costs of the Additional Generating Unit in proportion to their
         Generation Entitlement Share in the Additional Generating Unit. The Project Costs of the Common Station Facilities to which said Capital Additions and Capital Betterments relate shall be borne as provided in
         Section 12.1 hereof.

         6.6 Not withstanding any other provision of this Section 6, any Participant who proposes construction of an Additional Generating Unit must, prior to the commencement of construction, (i) provide San Antonio and Austin with a ruling from the Internal Revenue Service to the effect that construction and operation of said Unit pursuant to this Restated Agreement and the Operating Agreement will not jeopardize the tax exempt status of any Debt Obligations as that term is defined in Sections 22 and 23 hereof and (ii) provide each other Participant with a ruling from the Internal Revenue Service to the effect that the construction and operation of said Unit pursuant to this Restated Agreement and the Operating Agreement will not create an association among the Participants which will be taxable as a corporation.
         6.7 The arrangements for securing Nuclear Fuel for Additional Generating Units and the arrangements for the disposal of spent Nuclear Fuel materials from such Additional Generating
Units shall be determined by the owners of such Additional Unit or Units.
7.       GENERATING CAPACITY AND ENERGY ENTITLEMENT:
         7.1 The Capacity entitlement of each Participant in each Generating Unit of the South Texas Project shall be the product of

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its Generation Entitlement Share in that Unit and the Net Effective
Generating Capability of such Unit.
         7.2 Each Participant shall take for its account a percentage share of the total Energy available at the high voltage terminal of the generator step-up terminals from each Generating Unit from time to time, corresponding to such Participant's Generation Entitlement Share in such Generating Unit.
         7.3 Operation of any Generating Unit shall be subject to scheduled outages or curtailments, operating emergencies and unscheduled outages or curtailments of such Generating Unit.
8.       DELIVERY AND TRANSMISSION:
          8.1 Power and Energy shall be metered and delivered to the transmission system as shown in Exhibit B to this Restated Agreement at the South Texas Project switchyard generally described in Exhibit A to this Restated Agreement, and shall be accounted for in accordance with Section 7.2.
          8.2  Each  Participant  shall  design,  construct,  own,  operate  and maintain the transmission facilities necessary to connect its system to the South Texas Project switchyard, with the objective of permitting each Participant to transmit under normal operating conditions its Generation
Entitlement Share from units of the South Texas Project to its system in a manner which will not unreasonably affect the operation of the electric systems of the other Participants or the interconnected systems of others.

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         8.3 Each Participant shall be entitled to the exclusive use of so much of the South Texas Plant Site as may be necessary to construct and connect its transmission facilities to the South Texas Project switchyard as generally shown in Exhibit B hereto, provided the actual location and construction schedule of any additional transmission facilities shall be subject to approval of the Owners Committee and the requirements of the Operating Agreement.
         8.4 Each Participant agrees to provide for the South Texas Project off-site power to satisfy Nuclear Regulatory Commission requirements, such power to be supplied through the Construction Power Line, through the Participant's respective transmission lines connecting into the South Texas Project switchyard and through the Participant's interconnections with other systems through the Electric Reliability Council of Texas, Inc., or its successors. The Participants agree not to modify their respective facilities, procedures and practices in a manner that may result in failure to comply with Nuclear Regulatory Commission regulations or commitments or the terms of the Operating Licenses, and each Participant agrees to inform OPCO promptly of proposed changes that reasonably would be expected to adversely affect such compliance. Appropriate adjustments shall be made in the allocation of Energy available to the respective Participants through the interconnected power grid of the Electric Reliability Council of Texas, Inc. (or any successor power grid through which the generating facilities of

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the Participants are interconnected) or through the South Texas
Project switchyard, so as to cause each Participant to bear and provide a net percentage share of off-site power corresponding to its Plant Ownership Interest.
9.       ADMINISTRATION:
         9.1 As a means of implementing this Restated Agreement and the Operating Agreement and fostering the interchange of information, the Participants hereby establish the Owners Committee.
         9.2 The Owners Committee shall be composed of one primary representative of each Participant, who shall be an officer or general manager of the Participant, and an alternate, both of whom shall be designated by the Participant represented by written notice to all other Participants.
         9.3 The Owners Committee shall:

                      9.3.1 Provide liaison among the Participants and with OPCO at the management level;

                      9.3.2 Perform such other functions and duties as may be assigned to it in this Restated Agreement;

                      9.3.3 Determine the Net Effective Generating Capability of each Unit;

                      9.3.4 Review and act upon OPCO's recommendations concerning or initiate, adopt, modify or take action with respect to:

                       9.3.4.1 Annual budget for Costs of Operation;

                       9.3.4.2 Annual revisions to the South Texas Project Five Year Business Plan;


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                       9.3.4.3 Annual  revisions to the South Texas Project Five
         Year Operating/Outage and Fuel Procurement Plans;

                       9.3.4.4 Process and procedure for the sale, encumbrance or other disposition of equipment or personal property comprising the South Texas Project;

                       9.3.4.5 Process and procedure for OPCO contracting on behalf of the Participants for the purchase, lease or other acquisition of materials, inventories, supplies, spare parts, equipment, Nuclear Fuel, and other goods and services;

                       9.3.4.6 Process and procedure for OPCO handling the defense, prosecution and/or settlement of disputes with third parties relating in any way to the South Texas Project;

                       9.3.4.7 The Project Insurance to be procured and maintained pursuant to Section 19 of this Restated Agreement, including the process and procedure for OPCO obtaining and complying with insurance coverages in effect and obtaining payment of claims;

                       9.3.4.8 Costs of Operation materially different from or in excess of annual budget or Five Year Plans, and any sale, encumbrance or other disposition of property other than in accordance with approved processes and procedures;

                       9.3.4.9   Any  other   matter   requiring   Participants'
          Direction  or  Participants'   Approval   pursuant  to  the  Operating
          Agreement;

                       9.3.4.10 The annual independent audit of the books and records of OPCO and any interim or special audits directed by the Owners Committee;

                       9.3.5 Decide upon the abandonment of each Unit of the South Texas Project and provide written direction to OPCO of any decision by the Participants to operate at reduced capacity and/or place a Unit in safe shutdown condition and/or retire and decommission a Unit;

                       9.3.6 Approve and join, where necessary, any application or amended application to the Nuclear Regulatory Commission or other regulatory authority as appropriate to provide for the reliable, safe and efficient operation of the

         South Texas Project by OPCO pursuant to the Operating
         Agreement;

                      9.3.7 Make arrangements for securing Nuclear Fuel for Units 1 and 2 and arrangements for disposal of spent Nuclear Fuel materials and approve practices and procedures for accounting for Nuclear Fuel;

                       9.3.8 Arrange for such additional support, services and assistance as may be required by OPCO in carrying out its responsibilities under the Operating Agreement; and

                       9.3.9 Plan for and approve payment of Project Costs to the extent not provided for in the annual budget for Costs of Operation.

         9.4 All matters coming under the authority of the Owners Committee shall be decided by agreement of the representatives of two or more Participants having in excess of sixty percent (60%) interest in the Generating Unit or Units affected by the decision, except as otherwise specifically provided in this Restated Agreement. If, for any reason, the Owners Committee does not agree on an annual budget for Costs of Operation, OPCO shall continue to operate under the provisions of the most recently approved Five Year Business Plan and Five Year Operating/Outage and Fuel Procurement Plan until such time as at least two or more Participants having in excess of sixty percent (60%) interest in the Generating Unit or Units affected by the decision otherwise agree. For the purposes of this Section 9.4 decisions affecting the Common Station Facilities shall be deemed to affect all Generating Units then served by the Common Station Facilities or portion thereof affected by the decision. All decisions reached by the Owners Committee on matters concerning the South Texas Project and properly before the Owners Committee for decision pursuant to the terms of this Restated Agreement shall be binding upon all Participants.
         9.5 The Owners Committee shall designate one of its members as Chairman and another as Vice Chairman, and shall appoint a Secretary and an Assistant Secretary, neither of whom need be a member of the Owners Committee, and the Committee shall keep such minutes of its meetings as the Committee shall determine, provided a written record shall be made by the Committee of all of its actions and decisions.
         9.6 The Owners Committee shall have no authority to modify any of the terms, covenants or conditions of this Restated Agreement or of the Operating Agreement.
         9.7 Each Participant shall give prompt written notice to the other Participants of any change in the designation of its primary and alternate representatives on the Owners Committee. Any primary representative, or any alternate in the absence of the primary representative, appearing at a committee meeting shall be deemed to have authority to act on behalf of the Participant represented unless the Participant represented has designated another primary representative or alternate representative as the case may be, as provided in
Section 9.2 hereof. 10. OPERATION AND DECOMMISSIONING:
         10.1 The Participants shall cause the South Texas Project to be operated in a safe and efficient manner in order to provide to each Participant its proportionate share of Power and Energy produced from the South Texas Project. The Participants further shall cause the decontamination and decommissioning of the Generating Units and other facilities at the South Texas Project upon final termination and abandonment of each Generating Unit. To that end, the Participants have contemporaneously herewith engaged OPCO to do all things necessary or desirable under the terms of the Operating Agreement for the operation, maintenance, repair, replacement, reconstruction, decontamination and decommissioning of the South Texas Project. 11. REPLACEMENT OF OPCO:
         11.1 In the event OPCO's right to serve as operator on behalf of the Participants is terminated prior to final decommissioning of the Generating Units, the Participants shall by unanimous agreement select a successor to OPCO for the operation, maintenance, repair, replacement, reconstruction, construction, decontamination and decommissioning of the South Texas Project. Such successor may be a third party, one or more of the Participants or an affiliate thereof. 12. PROJECT COSTS:
         12.1 The Project Costs of each Generating Unit shall be shared and paid for by the Participants in proportion to their Generation Entitlement Shares for the applicable Generating Unit.
The Project Costs of the Common Station Facilities shall be shared and paid for by the Participants in proportion to their Plant
Ownership Interest.
13.      ADVANCEMENT OF FUNDS:
          13.1 Each Participant shall pay its share of Costs of Operation under the Operating Agreement at the times established under and in accordance with the procedures specified in the Operating Agreement. Each Participant shall pay its share of Project Costs arising under any agreement other than the Operating Agreement at the times established under and in accordance with the procedures specified in said agreement. 14. TAXES:
         14.1 Each Participant shall render for ad valorem taxation, if applicable, its undivided interest in the jointly owned property comprising the South Texas Project and shall otherwise use its best efforts to have any taxing authority imposing any taxes or assessments on the South Texas Project, or any interest or rights therein, assess and levy such taxes or assessments directly against the ownership or beneficial interest of each Participant.
         14.2 All taxes or assessments including but not limited to the Spent Fuel Disposal Fee levied against or with respect to each Participant's interest in, or pro rata share of, the purchase, use, ownership or beneficial interest in the South Texas Project and Energy generated therefrom, shall be the sole responsibility of, and, if applicable, shall be paid by, the Participant upon whose purchase, use, ownership or beneficial interest said taxes or assessments are levied.
         14.3 If any property taxes or other taxes or assessments are legally and properly levied or assessed other than against each Participant as contemplated in Sections 14.1 and 14.2 hereof (that is, are levied or assessed in such a way as to be disproportionately collected from one or more Participants), such taxes or assessments shall be apportioned between the Participants in accordance with their respective ownership interest or Power or Energy entitlement or take, whichever is appropriate to the incidence of the tax.
         14.4 Each of the Participants claiming exemption from any taxes or assessments shall be responsible for and shall pay all expenses in connection with the sustaining or determination of such claims and each of the other Participants, the Owners Committee and OPCO (as directed by the Owners Committee) shall lend all reasonable cooperation in connection with the filing of tax renditions and reports and in connection with the making of protest and payment under protest as may be requested by each Participant claiming an exemption. 15. WAIVER OF RIGHT TO PARTITION:
         15.1 Each Participant hereto agrees to waive any rights which it may have to partition any component of the South Texas Project, whether by partition in kind or by sale and division of the proceeds, and further agrees that it will not resort to any action in law or in equity to partition such component, and it waives the benefits of all laws that may now or hereafter authorize such partition for the maximum term permitted under applicable law.
16.      MORTGAGE AND TRANSFER OF INTEREST:
         16.1 Each Participant shall have the right at any time and from time to time to mortgage, pledge, create or provide for a security interest in or convey in trust all or a part of that Participant's share in the South Texas Project, together with an equal interest in this Restated Agreement and the Operating Agreement, to a trustee or trustees under deeds of trust, mortgages or indentures, or to secured parties under a security agreement, as security for its present or future bonds or other obligations or securities, and to any successors or assigns thereof, without need for the prior written consent of any other Participant, and without such mortgagee, trustee or secured party assuming or becoming in any respect obligated to perform any of the obligations of the Participant arising prior to such time as such mortgagee, trustee, or secured party obtains possession of or assumes the right to exercise such Participant's rights in respect of such ownership share, or after such possession or assumption ceases.
         16.2 Any mortgagee, trustee or secured party under present or future deeds of trust, mortgages, indentures or security agreements of any of the Participants and any successor or assign thereof, and any receiver, referee or trustee in bankruptcy or reorganization of any of the Participants, and any successor by action of law or otherwise, and any purchaser, transferee or assignee of any thereof may, without need for the prior written consent of the other Participants, succeed to and acquire all of the rights, titles and interests of such Participant in the South Texas Project and in this Restated Agreement, the Operating Agreement and its rights as an owner of the South Texas Project under any other agreement to which all the Participants are parties, and may take over possession of or foreclose upon said property, rights, titles and interests of such Participant.
         16.3 Each Participant shall have the right to transfer or assign its ownership share in the South Texas Project, together with its rights under this Restated Agreement, the Operating Agreement and its rights as an owner of the South Texas Project under any other agreement to which all the Participants are parties, to any of the following without the need for prior written consent of any other Participant:

                      16.3.1 To any entity acquiring all or substantially all of the electric utility properties and business, or of the electric generating facilities, of such Participant; or

                      16.3.2 To any entity merged or consolidated with such Participant; or

                      16.3.3 To any entity which is wholly-owned by such Participant.
         16.4 Except as otherwise provided in Sections 16.1 and 16.2 hereof, any successor to the rights, titles and interests of a Participant in the South Texas Project shall assume and agree in writing to fully perform and discharge all of the obligations hereunder of such Participant, and such successor shall notify each of the other Participants in writing of such transfer, assignment or merger, and shall furnish to each Participant evidence of such transfer, assignment or merger.
         16.5 Unless and until the Participants unanimously agree otherwise, all Nuclear Fuel purchased for use in or removed from any Generating Unit or recovered after reprocessing for reuse in any Generating Unit or for sale to others shall be jointly owned by the Participants in accordance with their respective Generation Entitlement Shares in the Generating Unit for which the Nuclear Fuel was purchased, provided that any Participant may at any time sell and assign all or any part of its interest in such Nuclear Fuel to any person or entity ("Fuel Lessor") for leaseback to such Participant subject to the conditions that: (i) the Fuel Lessor shall waive all right to partition of such Nuclear Fuel prior to completion of the reprocessing thereof; (ii) the Fuel Lessor shall not obtain any rights not possessed by such Participant with respect to the operation or scheduling of any Generating Unit or the removal of Nuclear Fuel therefrom; (iii) the Fuel Lessor shall not become a Participant in the Project unless or until it succeeds to all of such Participant's right, title and interest in the South Texas Project in accordance with the terms and provisions hereof; and (iv) such Participant shall indemnify all other Participants against any costs or expenses incurred by them because of such

Participant's sale and leaseback of its interest in the Nuclear Fuel.
         16.6 No Participant assigning or transferring an interest under this
Section 16 or Section 17 shall be relieved of any of its obligations under this Restated Agreement or the Operating Agreement but shall remain liable and obligated for the performance of all of the terms and conditions of this Restated Agreement and the Operating Agreement, unless otherwise agreed by all of the remaining Participants. 17. RIGHT OF FIRST REFUSAL:
         17.1 Except as provided in Section 16 hereof, should any Participant, prior to the expiration of the period described in Section 17.12 hereof, desire to transfer its ownership, or any part thereof, in the South Texas Project to any person, entity or another Participant, ready, able and willing to acquire same, the Participant desiring to make such transfer shall obtain a written offer from the prospective transferee, setting forth the consideration and other terms of the offer, and each of the other Participants shall have the right of first refusal to acquire such interest on the basis of the following consideration:

                      17.1.1 If the offer is in cash, whether payable in one payment or in installments, the amount of the bona fide written offer from the prospective transferee, payable as specified in the offer; or

                      17.1.2 If the offer is not in cash but is in securities having a readily ascertainable market value, the fair market value of the securities offered by the prospective transferee; or

          17.1.3 If the offer is neither in cash nor in securities having a readily ascertainable market value, the fair market value of the consideration to be received for the ownership interest to be transferred. 17.2 At least seven
(7) months prior to the date on which the intended transfer is to be consummated, the Participant desiring to transfer shall serve written notice of its intention to do so upon all of the Participants. Such notice shall contain the proposed date of transfer and the terms and conditions of the transfer.
         17.3 Each Participant shall have the option to acquire all or any part of the interest to be transferred and shall exercise said option by serving written notice of its intention upon the Participant desiring to transfer and on the remaining Participants within three (3) months after service of the written notice of intention to transfer given pursuant to Section 17.2 hereof. Failure of a Participant to exercise said option as provided herein within the time period specified shall be conclusively deemed to be an election not to exercise said option.
         17.4 If two or more of the Participants desire to acquire all, or parts aggregating more than all, of such interest, unless otherwise agreed, such interest shall be transferred in the ratio that the Plant Ownership Interest of each Participant desiring to acquire bears to the total Plant Ownership Interests of all Participants desiring to acquire.

         17.5 If one or more of the Participants exercise their options to acquire a part of the interest to be transferred but fail to exercise their options so as to acquire in the aggregate the entire ownership interest to be transferred, then the Participant desiring to transfer shall serve written notice of this fact upon the Participants exercising their options within fourteen (14) days after its receipt of all of the written notices permitted by
Section 17.3 hereof, or after the expiration of the three (3) month period referred to in Section 17.3 hereof, whichever is earlier.
         17.6 The Participants who exercise their option to acquire less than the entire ownership interest to be transferred shall have the option to acquire, for the consideration provided in Section 17.1 hereof, the remaining ownership interest to be transferred, which such option shall be exercised by serving written notice of such election upon the Participant desiring to transfer within three (3) months after the receipt of the notice given pursuant to Section 17.5 hereof.
         17.7 When the options to acquire all or any part of said ownership interest have been exercised, the Participants shall thereby incur the following obligations:
                      17.7.1 The Participant desiring to transfer the ownership interest and the Participant or Participants having exercised the option to acquire all or any portion of such ownership interest shall be obligated to proceed in good faith and with due diligence to obtain all required authorizations and approvals of such acquisition.

                      17.7.2 The Participant desiring to transfer such ownership interest shall be obligated to obtain the release of any lien encumbering the ownership interest which is the subject of the transfer at the earliest practicable date.

                      17.7.3 The Participant or Participants having exercised the option to acquire such ownership interest shall be obligated to perform all of the terms and conditions required of them to complete the acquisition of said ownership interest.
         17.8 The acquisition of the ownership interest by the Participant or Participants having elected to acquire the same shall be fully consummated within seven (7) months following the date upon which all notices required to be given under this Section 17 have been duly served, unless said Participant or Participants are then diligently pursuing applications for required authorizations or approvals to effect such transfer or are then diligently pursuing or defending appeals from orders entered or authorizations issued in connection with such applications, in which event the transfer shall be consummated within three (3) months following the date upon which the final order is entered or authorizations issued in connection with such applications.
          17.9 If the Participants receiving notice of the proposed transfer fail to exercise their options to acquire all or some part of the ownership interest to be transferred, the Participant desiring to transfer such interest shall be free to transfer such interest, if any, as may be left after the exercise of such options to the party that made the offer referred to in Section
17.1 hereof upon the terms and conditions set forth in said bona fide written offer. If such transfer is not consummated by the proposed date of transfer referred to in Section 17.2 hereof, the Participant desiring to transfer said ownership interest must give another complete new right of first refusal to the remaining Participants pursuant to the provisions of this Section 17 before such Participant shall be free to transfer said ownership interest to another party.
         17.10 The Participant or Participants who acquire an ownership interest pursuant to this Section 17 shall receive title to and shall own the interest as tenants in common, subject to the same rights, duties and obligations as are applied by this Restated Agreement to the interest being transferred in the hands of the transferring Participant.
         17.11 Any party who may succeed to an ownership interest pursuant to this Section 17 shall specifically agree in writing with the remaining Participants at the time of such transfer that it will not transfer or assign all or any portion of such ownership interest without complying with the terms and conditions of this Section 17.
         17.12 It is intended that the provisions of this Section 17 shall, to the full extent permitted by law, continue in effect and be enforceable by the Participants, their successors and assigns, so long as two or more of them continue to own an interest in the South Texas Project and/or in the South Texas Plant Site, under this Restated Agreement. However, should it be finally determined by a court of competent jurisdiction that Article I, Section 26 of the Constitution of the State of Texas or any other constitutional provision, statute or rule of common law of like import, is applicable to the rights created by this Section 17, then the agreements contained in this Section 17 shall terminate and be of no further force and effect whenever 21 years less one day shall have elapsed after the death of the last surviving descendant (living at the date of the earliest execution of this Restated Agreement on behalf of any of the Participants) of any person signing this Restated Agreement in behalf of a Participant in any capacity.
         17.13 It is required that any transfer of a part of an interest pursuant to this Section 17 be a transfer of the same percentage share of the selling Participant's interest in each of the Generating Units and the Common Station Facilities.
18.      DESTRUCTION OR ABANDONMENT:
         18.1 If a Generating Unit should be damaged or destroyed to the extent that the estimated cost of repairs, replacement or reconstruction of the physical damage to the affected Unit is not more than one hundred percent (100%) of the aggregate amount of the proceeds from Project Insurance carried and covering the cost of the repairs, replacement or reconstruction of such Generating Unit, the Participants, unless otherwise unanimously agreed, shall repair, replace or reconstruct such Generating Unit to substantially the same general character or use as the original.

The Participants shall share the costs of such repairs, replacement or reconstruction in proportion to their Generation Entitlement Shares in the Generating Unit so destroyed.
         18.2 If a Generating Unit should be damaged or destroyed to the extent that the estimated cost of repairs, replacement or reconstruction of the physical damage to the affected Unit is more than one hundred percent (100%) of the aggregate amount of the proceeds from Project Insurance carried and covering the cost of the repairs, replacement or reconstruction of such Generating Unit, the Participants shall, upon agreement, repair, replace or reconstruct such Generating Unit to substantially the same general character or use as the original; provided, however, that should all of the Participants not agree to repair, replace or reconstruct such Generating Unit, but one or more of the Participants nevertheless desire so to do, then any Participant who does not agree to repair, replace or reconstruct shall sell its interest in such Generating Unit together with the corresponding interest in the Common Station Facilities to the Participants desiring to repair, replace or reconstruct such Generating Unit for a price equal to the selling Participant's proportionate interest in the salvage value of such Generating Unit plus such Participant's proportionate cost, less depreciation at the maximum straight line rates then applicable to like properties under the Federal income tax law, in the interest in the Common Station Facilities so sold. The Participants, if more than one, desiring to repair, replace or reconstruct such Generating Unit, unless otherwise agreed between them shall share the payments to, and the interest acquired from, any Participant not desiring to repair, replace or reconstruct such Generating Unit and the costs of repair, replacement or reconstruction of such Generating Unit in the proportion that the Generation Entitlement Share in such Unit bears to the total Generation Entitlement Shares in such Unit of all Participants agreeing to repair, replace or reconstruct such Generating Unit, and appropriate transfers of interests will be made.
         18.3 If any of the Common Station Facilities should be destroyed, the Participants shall, unless otherwise agreed, repair or reconstruct same to substantially the same character or use as the original. The Participants shall share the costs of such repair or reconstruction in proportion to their Plant Ownership Interests.
         18.4 Should the Nuclear Regulatory Commission by final order not subject to judicial or administrative appeal require, or should Participants having in excess of a sixty percent (60%) Generation Entitlement Share in the affected Generating Unit agree upon, the abandonment of any or all of the Generating Units or of the South Texas Project, the Owners Committee shall direct OPCO to seek authorization of the Nuclear Regulatory Commission to surrender the operating licenses for the affected Generating Unit or Generating Units or of the South Texas Project, as the case may be, and upon obtaining same shall dismantle and sell or make such other final disposition as may be required by law of the affected properties.
         18.5 Costs of abandonment of the Common Station Facilities shall be shared and paid for by the Participants in proportion to their Plant Ownership Interests while the costs of abandonment of a Generating Unit shall be shared and paid for by the Participants in proportion to their respective Generation Entitlement Shares in said Generating Unit.
19.      PROJECT INSURANCE:
         19.1 The Owners Committee shall direct OPCO to recommend, and the Owners Committee shall determine, the insurance coverages, including the insurable values, limits, deductibles, retentions and other special terms, to be obtained during the periods covered by and with respect to Preconstruction Work, Construction Work and Station Work or any phases thereof.
         19.2  All policies of Project Insurance shall:

                       19.2.1 Provide insurable values, limits, deductibles, retentions and other special terms as determined by the Owners Committee;

                       19.2.2 List as loss payees or additional insureds (as their interests may appear) such mortgagees, trustees or secured parties as a Participant, by written notice to OPCO, may designate;

                       19.2.3 Contain endorsements providing for positive notice of cancellation to all parties listed as named or additional insureds;

                       19.2.4 Contain endorsements providing that the insurance is primary insurance for all purposes; and

                       19.2.5 Contain cross-liability endorsements for comprehensive bodily injury liability and property damage liability coverages.

         19.3 The Owners Committee shall direct OPCO to observe the following procedures in connection with the procurement of Project Insurance and changes in Project Insurance:
                       19.3.1 OPCO shall give prompt written notice to the Owners Committee of the procurement of all insurance binders.
                       19.3.2 OPCO shall furnish each Participant with either a certified copy of each of the policies of the insurance procured or a certified copy of each of the policy forms therefor, together with a line sheet therefor (and any subsequent amendments) naming the insurers and underwriters and the extent of their participation.
                       19.3.3 No policy of Project Insurance obtained pursuant to decision of the Owners Committee shall be materially changed without the prior written consent of the Owners Committee.
                       19.3.4 Any changes in policies of Project Insurance shall be promptly reported to the Owners Committee by OPCO. 19.4 Each Participant, at its expense, shall have the right to secure such additional or different insurance coverage as may be required under any mortgage or contract provision, and, to the extent practicable, such additional or different insurance coverage may be effected through endorsements on policies of Project Insurance. Costs incurred by Participants pursuant to this Section 19.4 are not Project Costs.
          20. LIABILITY OF PARTICIPANTS TO EACH OTHER:

         20.1 No Participant shall have any Liability to any other Participant for any action taken or omitted to be taken by such Participant which arises out of or relates to the ownership of the South Texas Project or any portion thereof, any Preconstruction Work, Construction Work or Station Work or any actions taken or omitted to be taken by such Participant in connection with this Restated Agreement or the Operating Agreement, except for any Liability of such Participant resulting from (i) its Willful Action, or (ii) a payment "default" under Section 21 hereof. Each Participant agrees that it shall not make, or permit to be made on its behalf, any Claim against any other Participant in respect of any breach or wrongful conduct of such Participant (whether based on any federal, state or local law or regulation, securities or commercial law or regulation or under common law or in equity or on contract, tort, strict liability or otherwise) arising out of or relating to the ownership of the South Texas Project or any portion thereof or any Preconstruction Work, Construction Work or Station Work, or any actions taken or omitted to be taken by such Participant in connection with this Restated Agreement or the Operating Agreement other than a Claim (an "Excepted Claim") arising from (i) Willful Action of such other Participant or (ii) a payment "default" under Section 21 hereof, and hereby waives and releases and agrees not to sue upon any such Claim (other than any Excepted Claim).

         20.2 Each Participant shall indemnify each other Participant against, and hold them harmless from and in respect of all Claims in favor of the indemnifying Participant's electric customers (or any Person claiming through the indemnifying Participant's electric customers) on account of bodily injuries, death, damage to property or economic loss occurring, incident to or arising out of or in connection with the furnishing of, or failure to furnish, electric service to such customers by such indemnifying Participant, it being the intention of this Section 20.2 to impose on each Participant the sole responsibility for the defense and discharge of all such Claims; provided that nothing in Section 20.2 shall impair any Excepted Claim of any Participant.
         20.3 EACH PARTICIPANT SEVERALLY ACKNOWLEDGES TO EACH OTHER PARTICIPANT THAT THE PROVISIONS OF SECTIONS 20.1 AND 20.2 HEREOF WHICH RELEASE THE OTHER PARTICIPANTS FROM LIABILITY OR PROVIDE FOR THE INDEMNIFICATION BY THE INDEMNIFYING PARTICIPANT OF THE OTHER PARTICIPANTS ARE INTENDED BY THE INDEMNIFYING PARTICIPANT, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW FROM TIME TO TIME, TO RELEASE AND SAVE AND HOLD THE INDEMNIFIED PARTICIPANTS HARMLESS FROM THE CONSEQUENCES OF THE INDEMNIFIED PARTICIPANT'S OWN NEGLIGENCE (WHETHER ORDINARY OR GROSS, SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) AND STRICT LIABILITY AND (EXCEPT AS PROVIDED IN SECTION 20.1 WITH RESPECT TO EXCEPTED CLAIMS) RECKLESS OR WILLFUL MISCONDUCT WHICH ARISES OUT OF OR RELATED TO THE OWNERSHIP OF THE SOUTH TEXAS PROJECT OR ANY PORTION THEREOF OR ANY PRECONSTRUCTION

WORK, CONSTRUCTION WORK OR STATION WORK OR ANY ACTIONS TAKEN OR OMITTED TO BE TAKEN BY THE INDEMNIFIED PARTICIPANT IN CONNECTION WITH THIS RESTATED AGREEMENT OR THE OPERATING AGREEMENT. EACH PARTICIPANT ALSO SEVERALLY ACKNOWLEDGES TO EACH OTHER PARTICIPANT THAT IT IS THE INTENTION OF THE INDEMNIFYING PARTICIPANT IN
SECTION 20.2 TO BE SOLELY RESPONSIBLE FOR THE DEFENSE AND DISCHARGE OF ALL CLAIMS OF ANY KIND OR NATURE REFERRED TO IN SECTION 20.2 EVEN WHEN CAUSED BY THE SOLE FAULT OF ANOTHER PARTICIPANT.
         20.4 As used in this Section 20, the following terms shall have the meanings hereinafter specified, to wit:

                      20.4.1 Claim--shall mean any demand, claim, loss, cost (including, without limitation, fees and disbursements of accountants, attorneys, consultants and experts, whether or not any action, suit or other proceeding is brought), damage (including, without limitation, consequential, exemplary or punitive or treble damage), expense, action, suit, fine, penalty, proceeding, judgment or liability of any kind or nature whatsoever.

                      20.4.2 Liability--shall mean, as to any Person, the liability of such Person for payment, property or services, whether or not the right is reduced to judgment, liquidated, unliquidated, fixed contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

                      20.4.3 Person--shall mean any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government (or any agency or subdivision thereof, including, without limitation, cities and towns of every class and the agencies and instrumentalities thereof), electric cooperative corporation, joint powers agency, municipal power agency or other entity. Each Participant is a Person.
         20.5 The parties agree that the provisions of this Section
         20 shall apply solely to Liability based on acts or omissions occurring on or after the Effective Date. Liability, if any, based on acts or omissions occurring before the Effective Date shall be governed by the provisions of the Prior Agreement.

         20.6 Each of the Participants acknowledges, agrees to and accepts the provisions of the Articles of Incorporation of OPCO in the form on file with the Secretary of State of Texas including, without limitation, the provisions of Articles IV and X thereof.
21.      PAYMENT DEFAULT

         21.1 For the purpose of this Section 21, the word "default" shall mean the failure of any Participant to make any payment at the time and in the manner required by this Restated Agreement or the Operating Agreement.
         21.2 Because of the immediate and irreparable damage that could be caused to the South Texas Project, the other Participants and OPCO as a result of a default hereunder by any Participant, each Participant agrees that, should such Participant be in default hereunder, each other Participant, singly or in any combination of such other Participants, may enforce the payment provisions hereof against the Participant in default hereunder by mandatory injunction. This remedy is not exclusive of any other right, remedy or recourse that the Participants not in default hereunder may have in equity, at law, by virtue of statute or otherwise.
         21.3 Without limiting Section 21.2, in the event a Participant is in default:

                      21.3.1 The non-defaulting Participants, if any, agreeing to make payments and take actions necessary to cover the default (the "covering Participants") shall make such payments and take such actions, with the cost thereof allocated among and paid by each of the covering Participants having cost responsibility for the component of the South Texas Project to which the default relates in such ratio as they may then agree. The non-defaulting Participants are not obligated to make payments under this Subsection 21.3.1.

                      21.3.2 An election by the non-defaulting Participants not to cover the default shall not operate as a waiver of any damages incurred by the non-defaulting Participants from the resulting shut-down status of the South Texas Project. If none of the non-defaulting Participants elect to cover the default, OPCO shall, as provided in the Operating Agreement, take whatever action and make whatever expenditures, whether budgeted or not, which it determines to be reasonably necessary to protect public health and safety as required by the Operating Licenses and applicable laws and regulations and to comply with applicable licenses or permits and to place and maintain the South Texas Project in a safe shut-down condition. All Participants remain obligated to pay for these expenditures in proportion to their Generation Entitlement Shares for each affected Generating Unit. If one or more Participants default on this safe shut-down obligation, the other Participants are obligated to increase their contributions to OPCO to cover the safe shut-down obligation in the proportion that their respective Generation Entitlement Shares in the affected Unit bear to the aggregate Generation Entitlement Shares in such Unit of all non-defaulting Participants.

                      21.3.3 The defaulting Participant shall remedy defaults including a default under Section 21.3.2 as soon as possible and shall pay upon demand to each covering Participant any amount paid by such covering Participant for the account of the defaulting Participant plus interest on such amounts calculated at the rate applicable to judgments rendered in the State of Texas. If the defaulting Participant shall fail to make such payment upon demand therefor by a covering Participant, then such covering Participant may, with or without the other covering Participants, exercise any or all remedies afforded by law, including without limitation, the institution of an action at law or in equity to collect such amounts or to obtain such other legal or equitable relief as may be available, or both.

22.      SOURCE OF PAYMENTS BY SAN ANTONIO
         22.1 It is expressly stipulated and agreed that none of the other Owners nor any of their successors or assigns shall ever have the right to demand or require payment of any amount becoming due from San Antonio under or in connection with or pursuant to any term or provision of this Restated Agreement out of any funds raised or to be raised by taxation, or from any source whatsoever other than the sources specified in Section 22.2 below, and no such amount shall ever constitute a claim, debt, liability or general obligation of the City of San Antonio required to be paid from any other revenues or assets thereof.
         22.2 San Antonio covenants and agrees that any and all amounts becoming due from San Antonio under or in connection with or pursuant to any term or provision of this Restated Agreement shall be payable from the Revenue of the San Antonio Electric and Gas Systems and from the proceeds of the sale of Debt Obligations issued for that purpose.
         22.3 As used in this Section 22, the following terms shall have the meanings hereinafter specified:
                      22.3.1 Debt Obligations shall mean all bonds, notes and other evidence of indebtedness for borrowed money which (i) have been or are issued, incurred or assumed by the City of San Antonio pursuant to express charter or statutory authority heretofore or hereafter adopted or enacted and (ii) are payable from or secured by a lien or pledge on net Revenues of the San Antonio Electric and Gas Systems.

                      22.3.2 Revenue shall mean all income and revenues from the operation of the San Antonio Electric and Gas Systems.

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






                      22.3.3 San Antonio Electric and Gas Systems shall mean the entire electric light and power plants and systems and gas distribution system and all property of every kind appurtenant to and used or acquired in connection with said electric light and power plant and systems and gas distribution system owned by the power plant and systems and gas distribution system owned by the City of San Antonio, together with all property of every kind now or hereafter owned or acquired by the City of San Antonio as a part of or for use in the operation of the City's electric light and power plants and systems and gas distribution system.
23.      SOURCE OF PAYMENTS BY AUSTIN
         23.1 It is expressly stipulated and agreed that none of the other Owners nor any of their successors or assigns shall ever have the right to demand or require payment of any amount becoming due from Austin under or in connection with or pursuant to any term or provision of this Restated Agreement out of any funds raised or to be raised by taxation, or from any source whatsoever other than the sources specified in Section 23.2 below, and no such amount shall ever constitute a claim, debt, liability or general obligation of Austin required to be paid from any other revenues or assets of Austin.
         23.2 Austin covenants and agrees that any and all amounts becoming due from Austin under or in connection with or pursuant to any term or provision of this Restated Agreement shall be payable from the Revenues of the Austin Utilities Systems (as defined in Section 23.3 below) and from the proceeds of the sale of Debt Obligations issued by Austin for that purpose.
         23.3 As used in this Section 23, the following terms shall have the meanings hereinafter specified:

                       23.3.1 Austin Utilities Systems shall mean collectively the Electric Light and Power System and the Waterworks and Sewer System.

                      23.3.2 Debt Obligations shall mean all bonds, notes and other evidence of indebtedness for borrowed money which (i) have been or are issued, incurred or assumed by the City of Austin pursuant to express charter or statutory authority heretofore or hereafter adopted or enacted and (ii) are payable from or secured by a lien or pledge on net Revenues of the Austin Utilities Systems or of the Electric Light and Power System or the Waterworks and Sewer System.

                      23.3.3 Electric Light and Power System shall mean the entire electric light and power plants and systems and all property of every kind appurtenant to and used or acquired in connection with said electric light and power plants and systems owned by Austin, together with all property of every kind now or hereafter owned or acquired by Austin as a part of or for use in the operation of Austin's electric light and power plants and systems; provided that, notwithstanding the foregoing, and to the extent now or hereafter authorized or permitted by law, the term "Electric Light and Power System" shall not include facilities of any kind (including any electric power generating and transmission facilities) which are declared not to be a part of the Electric Light and Power System, are not a then existing material and functioning part of the Electric Light and Power System at the time of such declaration and which are acquired or constructed by Austin, alone or in participation with others, with the proceeds from the issuance of "Special Facilities Bonds," which are hereby defined as being special revenue obligations of Austin which are not entitled to be paid from or secured by any liens on or pledges of any Revenues of the Austin Utilities Systems.

                      23.3.4 Revenues shall mean, with respect to the Electric Light and Power System or the Waterworks and Sewer System, all income and revenues from the operation of the respective system, excluding refundable meter deposits, restricted gifts and grants, and income, receipts, revenues, proceeds or payments from facilities acquired or constructed with "Special Facilities Bonds."

                      23.3.5 Waterworks and Sewer System shall mean the entire waterworks and sewer system operated and maintained by Austin for the supply, treatment and transmission of treated potable water and the collection, treatment and disposal of water-carried wastes and all property of every kind appurtenant to and used or acquired in connection with said waterworks and sewer system owned by Austin, together with all property of every kind now or hereafter owned or acquired by Austin as a part of or for use in the operation of Austin's waterworks and sewer system; provided, however, that notwithstanding the foregoing, and to the extent now or hereafter authorized or permitted by law, the term "Waterworks and Sewer System" shall not include facilities of any kind which are declared not to be a part of the Waterworks and Sewer System, are not a then existing material and functioning part of the Waterworks and Sewer System at the time of such declaration and which are acquired or constructed by or on behalf of Austin with the proceeds from the issuance of "Special Facilities Bonds," which are hereby defined as being special revenue obligations of Austin which are not entitled to be paid from or secured by any liens on or pledges of any Revenues of the Austin Utilities Systems.
24.      CONTINUING RESPONSIBILITY OF OPCO:
         24.1  If the Participants replace OPCO pursuant to Section
11, OPCO shall be required to continue to perform its duties under the Operating Agreement as provided therein until its replacement has been licensed to act as operator of the South Texas Project by the Nuclear Regulatory Commission.
25.      RELATIONSHIP OF PARTICIPANTS:
         25.1 The covenants, obligations and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be individually responsible for its own covenants, obligations and liabilities as herein provided.
         25.2 It is not the intention of the Participants to create, nor shall this Restated Agreement be construed as creating, a partnership, association, joint venture or trust, as imposing a trust or partnership covenant, obligation or liability on or with regard to any one or more of the Participants or as rendering the

Participants liable as partners or trustees. No Participant or group of Participants shall be under the control of or shall be deemed to control any other Participant or the Participants as a group. No Participant as such shall be the agent of or have a right or power to bind any other Participant. If, for federal income tax purposes, this Restated Agreement and the operations hereunder are regarded as a partnership, each of the Participants hereto elects to be excluded from the application of all of the provisions of Subchapter "K," Chapter 1, Subtitle "A," of the Internal Revenue Code of 1986, as amended ("Code"), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. OPCO is authorized and directed to execute on behalf of each Participant such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulations ss.
1.761. Should there be any requirement that each Participant give further evidence of this election, each Participant shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such Participant shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the State of Texas or any future income tax laws of the United States contain provisions similar to those in Subchapter "K," Chapter 1, Subtitle "A," of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each Participant shall make such election as may be permitted or required by such laws. In making the foregoing election, each Participant states that the income derived by such Participant from operations hereunder can be adequately determined without the computation of partnership taxable income.
26.      FORCE MAJEURE:
         26.1 In the event of any Participant being rendered unable, wholly or in part, by force majeure to perform any of its obligations under this Restated Agreement (other than obligations to pay money), upon such Participant giving notice and full particulars of such force majeure in writing or by telephone to the other Participants as soon as reasonably possible after the occurrence of the cause relied upon, the obligations of the Participant giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability of performance so caused, but for no longer period. Telephone notices given under the provisions of this Section 26.1 shall be confirmed in writing as soon as reasonably possible and shall specifically state full particulars of the force majeure, the time and date when the force majeure occurred and when the force majeure ceased. This Restated Agreement shall not be terminated by reason of any such cause but shall remain in full force and effect. The term "force majeure" shall mean any cause beyond the control of the Participant affected which by the exercise of due diligence such Participant could not reasonably have been expected to avoid and which by exercise of due diligence it shall be unable to overcome. Nothing contained herein shall be construed so as to require a Participant to settle any strike, lockout, work stoppage or other industrial disturbance or dispute in which it may be involved. Any Participant rendered unable to fulfill any of its obligations under this Restated Agreement by reason of force majeure shall exercise due diligence to remove such inability with all reasonable dispatch.
27. GOVERNING LAW:
         27.1 This agreement shall be governed by the laws of the State of Texas, except as to matters exclusively controlled by the Constitution and statutes of the United States of America.
28.      BINDING OBLIGATIONS:
         28.1 All of the respective covenants, undertakings and obligations of each of the Participants set forth in this Restated Agreement shall bind and shall be and become the respective covenants and obligations of that Participant and, to the extent permitted by law and the existing contracts of the applicable Participant, shall apply to and bind:

                      All mortgagees, trustees and secured parties under all present and future mortgages, indentures and deeds of trust, security agreements and other financing arrangements which are or may become a lien upon any of the properties of such Participant;

                      All receivers, assignees for the benefit of creditors, bankruptcy trustees and referees of, or having control or jurisdiction over, such Participant;

                      All other persons, firms, partnerships, corporations or entities claiming by, through or under any of the foregoing;
         and

                      Any successors or assigns of any of those mentioned above in this Section 28.1;
and shall be covenants and obligations running with each Participant's respective rights, titles and interests in the South Texas Project and with all of the rights and interests of each Participant under this Restated Agreement, and shall be for the benefit of the respective rights, titles and interests of the Participants and their respective successors and assigns, in and to the South Texas Project. It is the specific intention of this provision that all such covenants and obligations shall be binding upon any party which acquires any of the rights, titles and interests of any Participant in the South Texas Project or in, to and under this Restated Agreement and that all of the above-described persons and groups shall be obligated to use such Participant's rights, titles and interests in the South Texas Project and/or in, to or under this Restated Agreement for the purpose of discharging the covenants and obligations under this Restated Agreement; except that in the case of a partial assignment the assignee shall only be required to share in the cost of fulfilling said covenants and obligations of the assigning Participant to an extent proportionate to the interest so assigned.

29.      AMENDMENT OF THIS RESTATED AGREEMENT:
         29.1 The Participants agree that this Restated Agreement cannot be amended except by an instrument in writing signed by the duly authorized representative of each Participant.
         30.   TERM:
         30.1 This Restated Agreement shall be and become effective as of the Effective Date and shall remain in force and effect, subject to prior termination by unanimous agreement by all Participants, until the abandonment of, authorization by the Nuclear Regulatory Commission of the surrender of all operating licenses for, and final disposition of all components of, the South Texas Project.

         31. INTERESTS ACQUIRED IN THE NAME OF AN INDIVIDUAL PARTICIPANT:
         31.1 Any Participant which acquires in its name an interest in any real or personal property or a contractual right which is part of the South Texas Project shall acquire and hold same subject to this Restated Agreement, and shall transfer and assign an undivided interest therein to the other Participants so that the ownership and rights of the Participants in such property or contract shall be as provided in this Restated Agreement.
          32. NOTICES:
         32.1 Any notice, demand or request provided for in this Restated Agreement shall be deemed properly served, given or made if delivered in person or sent by registered or certified-mail, postage prepaid, to the Participants at the addresses specified below:

                      City of Austin
                      P. O. Box 1088
                      Austin, Texas 78767

                      Attention: Director, Electric Utility Department

                      City of San Antonio-City Public Service Board
                      P. O. Box 1771
                      San Antonio, Texas 78296-1771

                      Attention: Office of the General Manager,
                      City Public Service Board

                      Central Power and Light Company
                      P. O. Box 2121
                      Corpus Christi, Texas 78403

                      Attention:  Office of the President

                      Houston Lighting & Power Company
                      P. O. Box 1700
                      Houston, Texas 77001

                      Attention: Office of the President.

         32.2 Any Participant may, at any time, by written notice to all other Participants, designate different or additional persons or different addresses for the giving of notices hereunder.
         32.3 Each Participant shall provide to each other Participant a copy of any notice, demand or request given or received by it in connection with this Restated Agreement.
33.      MISCELLANEOUS PROVISIONS:
         33.1  Each Participant agrees, upon request by the other
Participants, to make, execute and deliver any and all documents and writings of every kind reasonably requested or required to implement this Restated Agreement.
         33.2 The captions and headings appearing in this Restated Agreement are inserted merely to facilitate reference and shall have no bearing upon the interpretation thereof.
         33.3 Each term, covenant and condition of this Restated Agreement is deemed to be an independent term, covenant and condition, and the obligation of any Participant to perform all of the terms, covenants and conditions to be kept and performed by it is not dependent on the performance by the other Participants of any or all of the terms, covenants and conditions to be kept and performed by them.
         33.4 In the event that any of the terms, covenants or conditions of this Restated Agreement, or the application of any such term, covenant or condition, shall be held invalid as to any person or circumstance by any court having jurisdiction in the premises, the remainder of such agreement, and the application of its terms, covenants or conditions to such persons or circumstances shall not be affected thereby.
         33.5 If any provision of this Restated Agreement is found to be in conflict with any provision of the Operating Agreement, the Participants agree that as between and among the Participants the terms of this Restated Agreement are controlling.
         33.6 The Participants do not intend to create rights in or to grant remedies to any third party as a beneficiary of this

Restated Agreement or of any duty, covenant, obligation or undertaking established therein.
         33.7 Any waiver at any time by any Participant of its rights with respect to a default or any other matter arising in connection with this Restated Agreement or the Operating Agreement shall not be deemed a waiver with respect to any subsequent default or matter.
         33.8 As of the Effective Date, the Prior Agreement is terminated and shall be of no further force and effect.
         IN WITNESS WHEREOF, the parties hereto have caused this Restated Agreement to be executed effective as the Effective Date.

                                    EXHIBIT A

                            Common Station Facilities

                                    EXHIBIT B

                             South Texas Plant Site

                                   EXHIBIT B-1

                                 Railroad Strip



                                      -57-